Exhibit 10.17

PURCHASE AGREEMENT

1.	TERMS:

Purchaser:	SINGH PROPERTIES CO., L.L.C.
5001 Weston Parkway—Suite 106 Cary, NC 27513 Phone: (919) 677-1700 Fax: (919) 678-8300 E-Mail Address: Rizzardi@Singhmail.com

Sellers:

CAROLINA INVESTMENT PARTNERS,

a North Carolina general partnership

4000 Blue Ridge Road

Raleigh, NC 27607

Attn: Alton Smith

Phone:         (919) 227-5539

Fax:             (919) 783-9934

E-Mail Address: asmith@trademarkproperties.com

Property Address: 17.76 acres at the Northwest Corner of US-1 & Cary Parkway

REID #s: 0164173; 0328692; 0150575 (part that is west of Cary Parkway)

X Legal Description on Exhibit “A” hereto (the “Property”)

Purchase Price:	$5.50 per GROSS square foot (which shall include all buffers, conservation areas, setbacks and other non-buildable areas), as such exact square footage is determined by the Survey in accordance with Section 12 hereof.

Deposit:	Fifty Thousand ($50,000.00) Dollars

Effective Date:	June 27, 2006

Seller agrees to sell and Purchaser agrees to purchase the Property, together with all improvements, appurtenances, fixtures, easements, mineral rights, air rights, and riparian rights pertaining to the land, the reversionary interest in any land lying in the bed of any adjacent rights of way, and all other rights, privileges or covenants appurtenant to or inuring to the benefit of the land (the “Property”), all for the Purchase Price stated in Paragraph 1, above, upon the terms and conditions contained herein.

2.	DEPOSIT: Within three (3) business days of receipt by Purchaser of Seller’s acceptance of this Purchase Agreement, Purchaser shall remit the Initial Deposit described in Paragraph 1, above, as an earnest money deposit, which shall be applied to the Purchase Price at the Closing (as such term is defined in Section 6 hereof). The deposit shall be nonrefundable to Purchaser except as expressly set forth herein, and shall be remitted directly to Seller.

3.	CASH SALE: The sale is to be consummated by payment of the Purchase Price shown in Paragraph 1, by wire transfer, certified check, or disbursement through the title insurer at the Closing on the Closing Date.

4.	INTENTIONALLY LEFT BLANK

5.	REVIEW PERIOD:

(A)	Purchaser shall have ninety (90) days from the Effective Date (the “Review Period”) to study the Property at its own expense to determine whether the Property can be utilized as a Continuing Care Retirement Community. In the event that Purchaser determines that the Property is unsuitable for its intended development then Purchaser may terminate this Purchase Agreement by written notice to Seller at ay time during the Review Period, in which event Seller shall retain the Deposit (except as set forth in Paragraph 5(B) below) and neither party shall have any further obligation to the other.

(B)	Within sixty (60) days of the Effective Date Purchaser shall at its own expense obtain a Phase I Environmental Report and a Geotechnical (soils condition) Report. If the Environmental Report discloses the presence of hazardous wastes or contaminates on the Property, or if the Geotechnical Report discloses that the soils are not suitable for conventional footings and foundations for Purchaser’s intended building, Purchaser may terminate this Purchase Agreement by written notice to Seller within five (5) business days of receipt of such reports, and Seller shall refund the Deposit to Purchaser.

(C)	If Purchaser does not send a termination notice under Paragraphs 5(A) or (B), above, Purchaser shall be deemed to be satisfied with its studies and reports, and its right to terminate this Agreement due to the information contained in such studies and reports, and otherwise with respect to the condition of the Property, shall be forever waived.

6.	TIME OF CLOSING: The closing (“Closing”) of the purchase and sale shall be held at or in escrow through the offices of the title insurer within ten (10) days after the expiration of the Review Period (the date of Closing being referred to herein as the “Closing Date”).

7.	POSSESSION: The Seller shall deliver and the Purchaser shall accept possession of said property on the Closing Date subject to rights of the following tenants: NONE

8.	EVIDENCE OF TITLE: As evidence of title, Seller agrees to furnish Purchaser as soon as possible a photocopy of Seller’s most recent title insurance policy insuring title to the Property. Purchaser shall obtain its own title insurance commitment and policy at Purchaser’s own expense. Title shall be unencumbered fee simple marketable title conveyed by General Warranty Deed, subject only to the Permitted Exceptions.

9.	TITLE OBJECTIONS: If Purchaser or its attorney objects to the title shown by the title insurance commitment (an “Objection”), on or before sixty (60) days following the Effective Date, the Seller shall the right, within thirty (30) days from the date of Purchaser’s written objection, to: (1) fulfill the requirements in said title insurance commitment and remedy the Objection, (2) to obtain an appropriate endorsement over the Objection (if Purchaser agrees to accept such endorsement), or (iii) to terminate this Agreement and refund the Deposit if Seller determines that it is unable or unwilling to remedy the Objection. In the event that Seller elects to terminate this Agreement, then the Deposit shall be returned to Purchaser and neither party shall have any continuing obligation to the other except with respect to those obligations herein that expressly survive Closing, unless Purchaser elects within five (5) days of Seller’s notice to waive the Objections and take the Property subject thereto. If the Closing Date set forth in Paragraph 6 is to occur during said title cure period, then the Closing Date shall be automatically postponed until a date which is within ten (10) days of Purchaser’s receipt of notice from Seller that the Objection has been cured or insured over (or Seller’s election not to cure any Objection, and Purchaser’s subsequent waiver thereof), as set forth herein. In the even that Purchaser fails to make any Objection within thirty days following the date hereof, it shall be deemed to elect to consent to all title and survey matters. Any matters not objected to by Purchaser, or waived by Purchaser, shall be deemed “Permitted Exceptions”.

10.	PURCHASER’S DEFAULT: In the event of default by the Purchaser, the Seller shall declare forfeiture and retain the Deposit as liquidated damages as its sole remedy, except for any physical damage to the property caused by Purchaser during Purchaser’s investigations.

11.	SELLER’S DEFAULT: In the event of default by the Seller hereunder, the Purchaser’s sole remedy shall be to enforce the terms hereof by seeking specific performance of Seller’s obligations to convey the Property to Purchaser.

12.	SURVEY: Within sixty (60) days of the Effective Date Purchaser shall, at its sole cost and expense, obtain a survey (the “Survey”) of the Property to be prepared by a surveyor registered and licensed in the State of North Carolina and designated by Purchaser. The Survey shall certify the actual boundaries, gross acreage and gross square footage of the Property, computed to the nearest whole square foot (without deduction for any areas due to their status as conservation areas, buffers or other such non-buildable portions), and shall be certified to Purchaser, Seller and Purchaser’s title insurance company. On or before the expiration of the Review Period, Purchaser shall deliver the Survey to Seller, together with written notice of Purchaser’s objections to any encumbrances (other than Permitted Exceptions) revealed thereby. If Seller disputes the square footage shown on the Survey, Seller shall have the right to have the Property resurveyed by its surveyor, at Seller’s expense, within thirty (30) days of receipt of the Survey, and if the respective surveyors cannot agree on the square footage contained in the Property, then the respective surveyors shall select a third surveyor who shall survey the Property at the joint expense of Purchaser and Seller and such third survey shall be accepted by all parties hereto. The survey shall be used as the basis for the preparation of the legal description to be included in the general warranty deed to be delivered by Seller to Purchaser at Closing, and the total square footage of the Property, as shown on the Survey, shall be used to determine the Purchase Price.

13.	SPECIAL ASSESSMENTS: If, on the Closing Date, any special assessments, levies, liens, payback agreements or charges, are currently owing, the Seller shall pay the same. If said charge is payable in installments, then for the purposes of this Purchase Agreement, all the unpaid installments of any such charge shall be deemed to be due and payable and they shall be paid and discharged by the Seller at the Closing. Notwithstanding anything to the contrary herein, the parties acknowledge that there is currently a transportation fee due to the Town of Cary in the amount of approximately $160,000 (the “Transportation Fee”). Purchaser shall be responsible for all Transportation Fees payable to the Town of Cary and/or Wake County with respect to the Property, which total approximately $80,000, to be paid at the time it secures its permits (approximately $90,000 in additional Transportation Fees are payable by Dilweg Group, the owner of adjacent property).

14.	POSSESSION AND ACCESS TO THE PROPERTY: Seller agrees that Purchaser and any of its duly authorized representatives shall have access to the Property at all reasonable times to make such tests, surveys, studies, and investigations as Purchaser desires; provided, however, that in the event the Purchase is not consummated, Purchaser shall substantially restore and return the Property to its condition which existed prior to such activity by Purchaser. Purchaser shall indemnify and hold Seller harmless from and against any loss or damage arising out of any such inspection related activity conducted by Purchaser and/or its agents. This indemnity shall survive the expiration or termination of this Purchase Agreement.

15.	SELLER’S COOPERATION: Seller hereby acknowledges that Purchaser intends to develop the property, and agrees upon the request of Purchaser to reasonably assist Purchaser in such efforts by executing, alone or together with Purchaser, all such site plans and such other similar instruments which may be required or appropriate for Purchaser’s intended development of the property. Purchaser shall bear all costs and expenses in connection with the preparation and filing of any such documents.

16.	EXISTING DOCUMENTS: Within ten (10) days of the date hereof, Seller shall make available to Purchaser all existing maps, surveys, title insurance policies, soil reports, environmental reports, market studies, licenses, permits, easements, building and use restrictions, hydrological studies, engineering studies, percolation tests or data, septic permits, traffic studies, grading or erosion permits, plats or other similar materials relating to the Property (if any) which are currently in Seller’s possession. In the event this Agreement is terminated prior to Closing, all of said materials shall be returned to Seller. Seller makes no warranty to Purchaser as to the accuracy of any documents delivered to Purchaser in accordance with this Section 16.

17.	SELLER’S REPRESENTATIONS AND WARRANTIES: Seller hereby represents, covenants and warrants to Purchaser as follows:

(A)	Seller holds fee simple marketable title to the Property, and has a good and lawful right to sell the same to Purchaser.

(B)	To the knowledge of Seller, proceeds from the sale of the Property are sufficient to pay off any and all sums which may be necessary to discharge all liens, debts, mortgages or other encumbrances on Seller’s title to the Property and that Seller can and will deliver marketable title in accordance with this agreement at Closing.

(C)	To the knowledge of Seller, there are no condemnation or eminent domain proceedings either pending or threatened against the whole or any part of the Property.

(D)	Seller has no knowledge of any unrecorded easements, building and use restrictions, which may affect the Property.

(E)	To the knowledge of Seller, there are no construction liens, or unpaid contractor’s or materialman’s accounts, which are or may become a construction lien upon the Property.

(F)	The Property is currently zoned O&I.

(G)	The Property is assessed as a separate parcel, and is not a part of a larger parcel for property tax purposes. There are no pending or threatened tax sales affecting the whole or any part of the Property, nor are there any deferred taxes affecting the Property.

(H)	To the knowledge of Seller, the Property has legal access to and from an adjacent public street, road or highway.

(I)	Seller has not received any notice of any violation of any federal, state or local laws, rules, regulations or ordinances pertaining to the Property.

(J)	To the knowledge of Seller, there are no claims, causes of action or other litigation or proceedings pending or threatened against the Property or affecting Seller’s interest in the Property.

(K)	Seller has no knowledge of any underground storage tanks, land fill, hazardous or toxic substances, hazardous or toxic waste, pollutants or contaminants including, without limitation, asbestos, P.C.B.’s, urea formaldehydes and radioactive materials which have been or are presently being generated, stored or deposited at the Property or into any water systems on or below the surface of the Property, or are located in any structures on the Property.

(L)	Seller is not a “foreign person” within the meaning of Internal Revenue Code Section 1445, and Seller qualifies for an exception to the withholding requirements set forth therein.

The representations, warranties, and covenants of the Seller contained herein shall be true and correct as of the Closing Date and shall survive the Closing and the Closing Date. Whenever the phrase “to the knowledge of Seller” appears herein, such phrase shall refer to the actual knowledge of Alton Smith, without any obligation for inquiry or investigation.

18.	MORATORIUM: In the event that a moratorium is declared with respect to use and zoning ordinances, building permit(s), sewer, water or any other necessary utilities for the development of the Property, then the term of this Purchase Agreement and the time for Purchaser’s performance of its duties hereunder shall be extended for a period equal to a maximum of one hundred twenty (120) days, after which time either of the parties hereto shall have the right to terminate this Agreement, the Deposit shall be retained by Seller, and neither party shall have any rights or obligations hereunder expect as expressly provided herein.

19.	ENCUMBRANCES: Seller agrees that during the term of this Purchase Agreement, it will not sell, offer to sell, convey, mortgage, pledge, hypothecate, rezone, option, plat, grant easements, dedications or otherwise materially encumber the Property or permit to be done any act or deed to materially and adversely diminish, change or encumber the title to the Property or the Purchaser’s intended use thereof, except with the prior written consent of Purchaser.

20.	DISCLOSURE OF REAL ESTATE LICENSES: Purchaser hereby discloses to Seller that Purchaser and some of its related entities, and some of its and their various officers, stockholders, partners, employees and other parties related to Purchaser or its related entities, are licensed by the State of North Carolina and/or the State of Michigan as Real Estate Brokers, Associate Brokers and/or Real Estate Sales Persons. This disclosure is made in accordance with the statutes of the State of Michigan or the State of North Carolina and the rules promulgated by the various regulatory agencies of the State of Michigan or the State of North Carolina as applicable.

21.	PRORATION OF TAXES: All real estate taxes (including any deferred taxes, interest, penalties, redemption surcharges or other fees or costs pertaining to late payment) which have become due and payable with respect to the Property prior to the Closing Date shall be paid in full by Seller on or prior to the Closing Date. All real estate taxes for the year in which the Closing Date occurs shall be prorated as of the Closing Date on a calendar year basis. The taxes so prorated shall be deducted from or added to the Purchase Price, as the case may be.

22.	SIGNS: Purchaser shall, during the term of this Agreement, have the right to erect and maintain a sign or signs on the Property announcing Purchaser’s intended development of the Property, and indicating the mortgage lender for the development.

23.	EMINENT DOMAIN: In the event that prior to the Closing Date a material portion of the Property shall be condemned or taken by eminent domain, then and in such event Seller shall immediately notify Purchaser in writing of the same and Purchaser shall have the option to either: (i) terminate this Agreement, and the Deposit shall be retained by Seller, or (ii) to consummate the transactions described herein, in which event Purchaser shall be entitled to the receipt of the entire awards for said Property or the portion thereof so taken and Seller hereby agrees to execute and deliver to Purchaser on the Closing Date all proper instruments for the assignment and collection of such awards by Purchaser.

24.	NON-RECOURSE: Purchaser shall have no personal liability whatsoever for any default by Purchaser under this Agreement or claim for any unpaid balance of the purchase price or any other amount which may be claimed due under this Purchase Agreement, except as otherwise set forth herein, and the parties agree that the sole and exclusive remedy of Seller shall be to retain the Deposit and terminate the rights of the Purchaser under this Agreement, except with regard to the indemnities herein that expressly survive the termination of this Agreement.

25.	ASSIGNMENT: Purchaser shall have the right to assign all or any part of its right, title and interest in and to this Purchase Agreement at any time and from time to time to any trust(s), firm(s), partnership(s), person(s), or any other entity(ies) or corporation(s) controlled by any of the controlling principals of Purchaser or their families and this Purchase Agreement shall be binding upon and inure to the benefits of said assignee, their respective heirs, representatives, successors and assigns. Purchaser may sell or assign to unrelated persons or entities with Seller’s approval, which shall not be unreasonably withheld.

26.	GOVERNING LAW; SURVIVAL OF AGREEMENTS: This Purchase Agreement shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina. The terms and conditions of this Agreement shall survive the Closing and shall survive the conveyance of the land to Purchaser for a period of six (6) months following the Closing Date.

27.	NOTICES: Any notice, delivery or tender required or permitted to be given or served upon any party hereto in connection with this Purchase Agreement shall be deemed to be completed and legally sufficient when (i) personally delivered, (ii) on the next business day after it is deposited with an expedited mail service company for delivery on the next business day, (iii) sent by facsimile transmission with a confirmation of transmission, or (iv) on the next business day after the date when deposited in the United States Mails, first class and postage prepaid, addressed to the party for whom the same is intended. Any party hereto may, at any time by written notice to the other party hereto, designate any other address in substitution of the foregoing address to which such notice shall be given and the parties to whom copies of all notices hereunder shall be sent. If any notice or tender is required or permitted to be given on a Saturday, Sunday or legal holiday, then the time for giving such notice or tender is hereby extended to the next regular business day.

28.	BROKERS: The parties hereto represent and warrant each to the other, which representation and warranty shall survive the Closing, that there are no claims or amounts due for any brokerage or salesman commissions or fees or for any finders or referral fees in connection with the transactions set forth in this Agreement other than the brokerage commission due and payable to the broker listed below, as to which Seller hereby acknowledges its exclusive liability and agrees to pay, and each party further agrees to indemnify and hold and save the other party harmless from any other claims or demands for commissions and/or fees incurred by such party in connection with the transactions set forth in this Agreement.

BROKER: Cary Joshi

Address: 1001 Wade Ave.—Suite 100, Raleigh, NC 27605

Phone: (919) 789-5203                E-Mail: cary@hunterlane.com

29.	BINDING EFFECT: The covenants herein shall bind and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, successors and assigns.

30.	SECTION 1031 EXCHANGE: Purchaser and Seller shall cooperate with each other in allowing either or both to effectuate a like kind exchange under IRC Section 1031 provided that the exchange shall cause no delay, and the cooperating party shall bear no cost in so doing, shall not be required to take title to any property other than the Property and shall have no responsibility for the efficacy of the other party’s exchange.

31.	TIME PERIOD OF OFFER: This offer shall expire if not accepted by the Seller within seven (7) business days from the date Purchaser executes this Agreement, and any deposit shall be returned forthwith to the Purchaser. If the offer is accepted by the Seller, the Purchaser agrees to complete the purchase of said Property within the time set forth in Paragraph 5 hereof.

32.	TIME OF ESSENCE. TIME IS OF THE ESSENCE OF THIS AGREEMENT.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have executed this agreement as of the latter date set forth below and each declares that the signatory of each party is fully qualified and authorized to execute this agreement.

PURCHASER:

SINGH PROPERTIES CO., L.L.C.
A Michigan limited liability company
Date: June 22, 2006
	By:	/s/ Gurmale S. Grewal
Gurmale S. Grewal
	Its:	President

SELLER:

CAROLINA INVESTMENT PARTNERS,
a North Carolina general partnership

	By:	WALSMITH ASSOCIATES TWO, a North Carolina general partnership
	Its:	General Partner

		By:	/s/ Alton Smith
Alton Smith, General Partner

Date: June 27, 2006

EXHIBIT “A”

[Insert Metes & Bounds Legal Description]